Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE VITA COCO COMPANY, INC.

(A DELAWARE PUBLIC BENEFIT CORPORATION)

The Vita Coco Company, Inc. (the “Corporation”), a public benefit corporation organized and existing under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), does hereby certify that:

FIRST. The Corporation was initially incorporated in the State of Delaware under the name “All Market Inc.” by the filing of its original Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on January 17, 2007. An Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on April 6, 2021 reflecting the new designation of the Corporation as a public benefit corporation as contemplated by subchapter XV of the DGCL, or any successor provisions. A Certificate of Amendment was filed with the Secretary of State of the State of Delaware on September 9, 2021 changing the name of the Corporation to “The Vita Coco Company, Inc.” A Certificate of Amendment was filed with the Secretary of State of the State of Delaware on October 11, 2021 effecting a forward stock split of the Corporation’s common stock.

SECOND. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate of Incorporation”), which restates and integrates, and further amends, the provisions of the Certificate of Incorporation, as amended by the First Amended and Restated Certificate of Incorporation and each Certificate of Amendment and as heretofore in effect, has been approved by the board of directors and stockholders of the Corporation in accordance with Sections 242, 245 and 228 of the DGCL.

THIRD. The text of the Certificate of Incorporation of the Corporation, as amended to date, is hereby amended and restated in its entirety by this Second Amended and Restated Certificate of Incorporation to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this 25th day of October, 2021.

THE VITA COCO COMPANY, INC.

By:	/s/ Michael Kirban
Name:	Michael Kirban
Title:	Co-Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE VITA COCO COMPANY, INC.

(A DELAWARE PUBLIC BENEFIT CORPORATION)

ARTICLE I

The name of the corporation is The Vita Coco Company, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

The Corporation is a public benefit corporation under Subchapter XV of the DGCL, or any successor provisions, that is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders pecuniary interests, the best interests of those materially affected by the Corporation’s conduct and the public benefit or benefits identified in this Second Amended and Restated Certificate of Incorporation. Accordingly, it is intended that the business and operations of the Corporation create a positive impact on society and the environment, taken as a whole. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then this Corporation shall be managed and operated in accordance with the DGCL as so amended.

The specific public benefit to be promoted by the Corporation is to harness, while protecting, the environment and nature’s resources by producing ethical, sustainable, and nourishing beverage and consumer goods products.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 510,000,000 shares, consisting of 500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

The designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Common Stock.

1. General. The voting, dividend, liquidation and other rights, preferences and powers of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, at all meetings of stockholders and on all matters on which stockholders are generally entitled to vote, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. There shall be no cumulative voting.

3. Dividend Rights. Subject to applicable law and the preferential or other rights and preferences of any holders of Preferred Stock then outstanding, the holders of Common Stock, as such, shall be entitled to receive, pro rata in proportion to the number of shares of Common Stock held by each stockholder, the payment of dividends on the Common Stock when, as and if declared by the Board of Directors from time to time out of funds legally available therefor in accordance with applicable law.

4. Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding and after payment or provision for payment of the debts and other liabilities of the Corporation, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the outstanding Common Stock pro rata in proportion to the number of shares of Common Stock held by each such holder.

B. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation).

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. General Powers. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Second Amended and Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Investor Rights Agreement. The Corporation and certain of its existing stockholders, directors and officers are party to that certain Investor Rights Agreement dated October 20, 2021 (as may be amended, restated, or otherwise modified from time to time, the “Investor Rights Agreement,” a copy of which will be provided to any stockholder of the Corporation upon written request therefor). For so long as the Investor Rights Agreement is effective, the Corporation shall lack the power to take any action that violates the terms of the Investor Rights Agreement, and any action taken by the Corporation in violation of the terms of the Investor Rights Agreement shall be null and void and of no effect. For so long as the Investor Rights Agreement shall remain in effect, any amendment, repeal or modification of this Section B, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Section B, shall not adversely affect any right or protection of the parties to the Investor Rights Agreement without such parties’ prior written consent.

C. Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors and subject to the terms of the Investor Rights Agreement, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

D. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the time at which the initial classification of the Board of Directors becomes effective. At each annual meeting of stockholders of the Corporation following the time at which the initial classification of the Board of Directors becomes effective, subject to any special rights of the holders of any series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board of Directors is authorized to assign members of the Board of Directors already in office to classes at the time the initial classification of the Board of Directors becomes effective.

E. Term and Removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors, and subject to the terms of the Investor Rights Agreement, each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any series of Preferred Stock to elect directors and subject to the terms of the Investor Rights Agreement, the entire Board of Directors or any individual director may be removed from office at any time only for cause by the affirmative vote of the holders of capital stock representing at least two-thirds of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

F. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock to elect directors and except as otherwise provided by the Investor Rights Agreement or by law, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders. Subject to the terms of the Investor Rights Agreement, any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next election of the class of directors to which such director is elected and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal.

G. Preferred Stock Directors. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right as provided for herein (including any Certificate of Designation), voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, during the period when the holders of any series of Preferred Stock issued by the Corporation shall have the right to elect additional directors, the number of directors to be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph C of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically increased by such number of directors to be elected by the holders of any such series of Preferred Stock and each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

H. Vote by Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) so provide.

I. Conflicts with the Investor Rights Agreement. Notwithstanding anything to the contrary herein, in the event of a conflict between the terms of the Investor Rights Agreement and the terms of this Second Amended and Restated Certificate of Incorporation, the terms of the Investor Rights Agreement shall govern.

ARTICLE VII

A. Consent of Stockholders In Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken solely by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Special Meetings of Stockholders. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article V.B hereof (including any Certificate of Designation(s)), special meetings of the stockholders of the Corporation may be called at any time only by or at the direction of (i) the Chairperson of the Board of Directors (if any), (ii) the Chief Executive Officer or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

C. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business proposed to be brought by stockholders before a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided by the Bylaws of the Corporation.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of, or any subsequent amendment to any, provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding that is based upon a violation of a duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended, restated or otherwise modified from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers or other employees, or stockholders governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery or, if such court does not have, or declines to accept, jurisdiction thereof the federal district court of the State of Delaware; and (b) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. If any action, the subject matter of which is within the scope of the first sentence of this Article X, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article X and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X without any further action by such holder or the Corporation.

Notwithstanding the foregoing, this Article X shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction (the “Exchange Act”).

ARTICLE XI

A. Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

B. Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Second Amended and Restated Certificate of Incorporation, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Corporation shall not engage in any Business Combination (as defined below) with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

a. prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

b. upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

c. at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the voting stock which is not owned by such Interested Stockholder.

C. The restrictions contained in the foregoing Section B of Article XI shall not apply if:

a. a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder and (ii) would not, at any time, within the three-year period immediately prior to the Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership, or

b. the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section C(b) of Article XI, (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section C(b) of Article XI.

D. For purposes of this Article XI, references to:

a. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

b. “associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

c. “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means (i) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Part B of this Article XI or Section 203(a) of the DGCLis not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one (1) transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation; (iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or (v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i) through (iv) of this Section D(c) of Article XI above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

d. “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

e. “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and associates of such Person. Notwithstanding anything in this Article XI to the contrary, the term “Interested Stockholder” shall not include: (1) Verlinvest Beverages SA or any of its Affiliate transferees, current or future Affiliates, associates or portfolio companies of the foregoing, including any investment funds managed by such Persons, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of voting stock of the Corporation, or (2) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (2) such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person.

f. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or associates:

i. beneficially owns such stock, directly or indirectly; or

ii. has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such Person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

iii. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection ii. above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

g. “Person” means any individual, corporation, partnership, unincorporated association or other entity.

h. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

i. “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XII

A. To the fullest extent permitted by law and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to Verlinvest Beverages SA, or its affiliates (other than the Corporation and its subsidiaries), and any of its principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an employee of the Corporation or its subsidiaries), or any director of the Corporation who is not employed by the Corporation or its subsidiaries (each such person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person, unless in each case of clauses (i) to (iii), such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, an Exempt Person expressly and solely in such Exempt Peron’s capacity as a director of the Corporation.

B. To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Second Amended and Restated Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

C. To the fullest extent permitted by law, neither Verlinvest Beverages SA nor any director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XII, except to the extent such actions or omissions are in breach of this Article XII.

D. Any amendment, repeal or modification of this Article XII, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article XII, shall not adversely affect any right or protection of Verlinvest Beverages SA or a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption.

ARTICLE XIII

A. Amendment of this Second Amended and Restated Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors, or any other persons pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that, except as otherwise provided in this Second Amended and Restated Certificate of Incorporation (including any provision of a Certificate of Designation), and in addition to any other vote required by law, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of this Second Amended and Restated Certificate of Incorporation.

B. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the DGCL, but subject to the terms of any series of Preferred Stock then outstanding, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation unless such action is approved, in addition to any other vote required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

C. Severability. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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